                                                             Exhibit No. EX-99.1

As follows:  Susan Y. Kim (a) is the Trustee and beneficiary of the Susan Y. Kim
Trust dated 12/31/87;  and (b) Co-Trustee of the following trusts - the Trust of
Susan Y. Kim dated 4/16/98 for the benefit of Alexandra Panichello, the Trust of
Susan Y. Kim dated 4/16/98 for the benefit of Jacqueline  Panichello,  the Trust of Susan  Y.  Kim  dated  4/16/98  for the  benefit  of  Dylan  Panichello,  the
Irrevocable  Deed of  Trust  of James J.  Kim for  Alexandra  Kim  Panichello  -
12/24/92,  the  Irrevocable  Deed of  Trust  of James  Kim for  Jacqueline  Mary
Panichello   -  10/3/94,   the  Dylan   James   Panichello   Trust  of  10/15/01
(Irrevocable),  the  Allyson  Lee  Kim  Trust  of  10/15/01  (Irrevocable),  the
Irrevocable  Deed of Trust  of  James J.  Kim,  Settlor  F/B/O  Jason  Lee Kim -
11/17/03 and the John T. Kim Trust dated 5/17/04 for the benefit of his children
(Irrevocable).

May be deemed member of group.  The trust agreement for each of the trusts dated
12/31/87  reported in this Form 4  authorizes  the trustees of the trust to vote the shares of common stock of the issuer held by them, in their  discretion,  in concert with James J. Kim's family. The trustees of the other trusts reported in this Form 4 are  members of the James J. Kim  family.  James J. Kim and Agnes C.
Kim are the  parents of Susan Y. Kim,  David D. Kim and John T. Kim and Susan Y.
Kim is the  parent of  Alexandra  Panichello,  Jacqueline  Panichello  and Dylan
Panichello. John T. Kim is the parent of Allyson Lee Kim and Jason Lee Kim. Each of the reporting  persons states that the filing of this Form 4 report shall not be deemed an admission that the reporting  person is the beneficial owner of the reported  securities,  for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.